Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
JOHNSON & JOHNSON,
BINDER MERGER SUB, INC.,
and
OMRIX BIOPHARMACEUTICALS, INC.
November 23, 2008

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ii

Page
Section 6.12 Israeli Tax Ruling	62
Section 6.13 Certain Tax Matters	63
Section 6.14 Stockholder Litigation	63
Section 6.15 Rule 14(d)-10(d) Matters	63
Section 6.16 Certain Other Actions	63

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger	64
Section 7.2 Frustration of Conditions	64

ARTICLE VIII

TERMINATION

Section 8.1 Termination	64
Section 8.2 Effect of Termination	66

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification	67
Section 9.2 Nonsurvival of Representations and Warranties	68
Section 9.3 Notices	68
Section 9.4 Interpretation	69
Section 9.5 Counterparts	69
Section 9.6 Entire Agreement; Third-Party Beneficiaries	69
Section 9.7 Severability	70
Section 9.8 Governing Law	70
Section 9.9 Jurisdiction	70
Section 9.10 Service of Process	70
Section 9.11 Specific Performance	71
Section 9.12 Assignment	71
Section 9.13 Expenses	71
Section 9.14 Headings	71
Section 9.15 Waivers	71

Annex A Conditions to the Offer
Exhibit A Form of Tender Agreement
Exhibit B Tax Declaration
Exhibit C Form of OCS Undertaking
Exhibit D Section 1445 Tax Certificate

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AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2008 (this “Agreement”), by and among Omrix Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), Johnson & Johnson, a New Jersey corporation (“Parent”), and Binder Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”).
          WHEREAS, it is proposed that Sub make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) for $25.00 per share, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”) upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Offer, Sub shall merge with and into the Company (the “Merger”), pursuant to which each Share shall be converted into the right to receive the Offer Price, except for (i) Shares to be canceled pursuant to Section 3.1(c) and (ii) Dissenting Shares;
          WHEREAS, the respective Boards of Directors of the Company, Parent and Sub deem it advisable and in the best interests of their respective stockholders that the parties consummate the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the respective Boards of Directors of the Company, Parent and Sub have approved this Agreement and resolved that the transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders, including the consummation of the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, the Board of Directors of the Company resolved to recommend that its stockholders accept the Offer, tender their Shares in the Offer, and, to the extent required by applicable Law, approve the Merger and adopt this Agreement and the transactions contemplated by this Agreement (including the Offer and the Merger), in each case, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and an executive officer of the Company have entered into a tender and support agreement, dated as of the date of this Agreement (the “Tender Agreement”), pursuant to which such executive officer agrees to tender his Shares in the Offer, a copy of which Tender Agreement is attached as Exhibit A to this Agreement; and
          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acceptance Date” has the meaning set forth in Section 2.1(a).
          “Acceptance Time” has the meaning set forth in Section 2.1(a).
          “Acquisition Agreement” has the meaning set forth in Section 6.4(c).
          “Acquisition Proposal” means any proposal or offer made by any Person (other than Parent, Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or any other transaction involving the Company or (ii) any one or more assets or businesses of the Company and its Subsidiaries that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.
          “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
          “Agreement” has the meaning set forth in the Preamble.
          “Benefit Plans” has the meaning set forth in Section 4.8(a).

          “Book-Entry Shares” has the meaning set forth in Section 3.1(d).
          “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.
          “Certificate of Merger” has the meaning set forth in Section 2.5(a).
          “Certificates” has the meaning set forth in Section 3.1(d).
          “Change in Recommendation” has the meaning set forth in Section 6.4(c).
          “Cleanup” means all actions required to cleanup, remove, treat or remediate Hazardous Materials in accordance with applicable Environmental Laws.
          “Closing” has the meaning set forth in Section 2.6.
          “Closing Date” has the meaning set forth in Section 2.6.
          “Code” means the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.
          “Company” has the meaning set forth in the Preamble.
          “Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement.
          “Company Intellectual Property Rights” has the meaning set forth in Section 4.13(a).
          “Company Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development which, individually or in the aggregate, has resulted or would reasonably be expected to result in any material adverse change in, or material adverse effect on, the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that the effects relating or attributable to the following shall be excluded from the determination of Company Material Adverse Effect: (w) any change, effect, event, occurrence, circumstance or development in any of the industries and markets in which the Company and its Subsidiaries operate or in any Laws or accounting regulations applicable to the Company or any of its Subsidiaries (in each case to the extent they have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company); (x) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or its Subsidiaries conduct business (in each case to the extent they have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company); (y) any acts of God, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war (in each case to the extent they have not had, or would reasonably be expected not to have, a disproportionate effect on the Company and its Subsidiaries relative to other companies in the same industry as the Company); and (z) any changes in the market price or trading volume of Shares or any failure by the Company to meet internal, analysts’ or other earnings estimates or financial projections in and of themselves (for clarity, any of the underlying causes contributing to any such changes or failures described in this clause (z) shall not be excluded from the determination of Company Material Adverse Effect).
          “Company Option” has the meaning set forth in Section 3.3(a).
          “Company Permit” has the meaning set forth in Section 4.10.
          “Company RSU” has the meaning set forth in Section 3.3(b).
          “Company SEC Reports” has the meaning set forth in Section 4.5.
          “Company Special Meeting” has the meaning set forth in Section 6.8.
          “Company Stockholder Approval” means, if required by applicable Law to approve the Merger, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, in favor of the adoption of this Agreement.
          “Consideration Fund” has the meaning set forth in Section 3.2(a).
          “Continuing Directors” has the meaning set forth in Section 2.2(c).
          “Dissenting Shares” has the meaning set forth in Section 3.4.

          “DGCL” has the meaning set forth in the Recitals.
          “Effective Time” has the meaning set forth in Section 2.5(a).
          “EMEA” means the European Medicines Agency.
          “Employees” has the meaning set forth in Section 6.5(a).
          “Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order, lien or notice of violation by any Person, alleging liability arising or resulting from, (a) the presence or Release of, or exposure to, any Hazardous Materials or (b) any failure to comply with any Environmental Law.
          “Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, natural resources, the climate, endangered or threatened species or human health and safety (as relating to exposure to Hazardous Materials), including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, in effect as of the date hereof.
          “Equity Plans” has the meaning set forth in Section 3.3(a).
          “ERISA” has the meaning set forth in Section 4.8(a).
          “ERISA Affiliate” has the meaning set forth in Section 4.8(a).
          “Exchange Act” means the Securities Exchange Act of 1934.
          “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.
          “FDA” means the U.S. Food and Drug Administration.
          “Filed SEC Reports” has the meaning set forth in the introductory statement to ARTICLE IV.

          “GAAP” has the meaning set forth in Section 4.5.
          “Governmental Entity” has the meaning set forth in Section 4.4.
          “Grant Date” has the meaning set forth in Section 4.2(b).
          “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any substance, chemical, material or waste defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or otherwise regulated or prohibited as such under, any Environmental Law.
          “Indemnified Parties” has the meaning set forth in Section 6.7(a).
          “Initial Expiration Time” has the meaning set forth in Section 2.1(b).
          “Insured Parties” has the meaning set forth in Section 6.7(b).
          “Intellectual Property Rights” means all (i) patents and applications therefor, (ii) trademarks, service marks, brand names, logos, slogans, trade dress and applications and registrations therefor (“Trademarks”), (iii) domain name registrations, (iv) copyright, copyright registrations and applications therefor and all other rights corresponding thereto, (v) trade name rights, (vi) trade secret or know-how rights, (vii) rights in computer programs or software or (viii) other types of intellectual property rights.
          “IRS” means the United States Internal Revenue Service.
          “Israeli Anti-Trust Law” means the Restrictive Trade Practices Law 5748– 1988 and the regulations promulgated thereunder.
          “Israeli Employees” has the meaning set forth in Section 6.5(a).
          “Israeli Equity Plan” means the 2005 Equity Incentive Plan for Israeli Employees.
          “Israeli Tax Ruling” has the meaning set forth in Section 6.12.

          “ITA” means the Israeli Tax Authorities.
          “knowledge” means such facts and other information that as of the date of determination are actually known to the persons identified on Section 1.1 of the Company Disclosure Schedule.
          “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
          “Merger” has the meaning set forth in Section 2.4.
          “Merger Consideration” has the meaning set forth in Section 3.1(a).
          “Minimum Condition” has the meaning set forth in Section 2.1(a).
          “Nondisclosure Agreement” has the meaning set forth in Section 2.3(b).
          “Notice of Adverse Recommendation” has the meaning set forth in Section 6.4(c).
          “Notice of Superior Proposal” has the meaning set forth in Section 6.4(c).
          “OCS” has the meaning set forth in Section 4.4.
          “Offer” has the meaning set forth in the Recitals.
          “Offer Documents” has the meaning set forth in Section 2.1(d).
          “Offer Price” has the meaning set forth in the Recitals.
          “Option Consideration” has the meaning set forth in Section 3.3(a).
          “Parent” has the meaning set forth in the Preamble.

          “Parent Company” has the meaning set forth in Section 2.1(c).
          “Parent Material Adverse Effect” means any change, effect, event, occurrence, circumstance or development which, individually or in the aggregate, would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by Parent or Sub of the transactions contemplated by this Agreement.
          “Parent Plans” has the meaning set forth in Section 6.5(a).
          “Participant” means any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries.
          “Paying Agent” has the meaning set forth in Section 3.2(a).
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
          “Proxy Statement” has the meaning set forth in Section 6.8.
          “Regulatory Authority” means the FDA, the EMEA and any other federal, state, local or foreign Governmental Entity that is concerned with the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drug or biological products or medical devices.
          “Release” means any actual or threatened release, spill, emission, discharge, leaking, pumping, dumping, injection, deposit, disposal, dispersal, leaching or migration, including the movement through or in the air, soil, surface water or groundwater or any real property, building or fixture.
          “Representatives” has the meaning set forth in Section 6.3.
          “Restricted Stock Award” has the meaning set forth in Section 3.3(b).
          “Schedule 14D-9” has the meaning set forth in Section 2.3(a).
          “SEC” means the United States Securities and Exchange Commission.

          “Securities Act” means the Securities Act of 1933.
          “Shares” has the meaning set forth in the Recitals.
          “Short Form Merger” has the meaning set forth in Section 2.10.
          “Specified Benefit Agreements” has the meaning set forth in Section 4.7.
          “Specified Contracts” has the meaning set forth in Section 4.18(b).
          “Specified Participant” means any current or former director or officer of the Company or any of its Subsidiaries, or any other employee of the Company or any of its Subsidiaries who reports directly to the Company’s President and Chief Operating Officer.
          “Sub” has the meaning set forth in the Preamble.
          “Subsequent Offering Period” has the meaning set forth in Section 2.1(c).
          “Subsidiary” means, as to any Person, any Person (i) of which such first Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, or (ii) of which such first Person possesses the right to elect more than fifty percent (50%) of the directors or Persons holding similar positions.
          “Superior Proposal” means any bona fide offer made by any Person (other than Parent, Sub or any Affiliate thereof) that if accepted would result in such person (or its stockholders) owning, directly or indirectly, all or substantially all the Shares then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, to be (i) more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated hereby (taking into account all the terms and conditions of such offer and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer.
          “Surviving Corporation” has the meaning set forth in Section 2.4.

          “Tax Return” means any report, return, document, declaration or other information or filing required to be filed, including requests for extensions of time, filings made with estimated tax payments, claims for refund and amended returns that may be filed with any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.
          “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, margin, capital, assets, alternative, excise, real or personal property, sales, use, withholding, social security, occupation, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis or as a transferee or successor or by contract, indemnity or otherwise; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
          “Termination Date” has the meaning set forth in Section 8.1(b)(i).
          “Top-Up Closing” has the meaning set forth in Section 2.9(c).
          “Top-Up Option” has the meaning set forth in Section 2.9(a).
          “Top-Up Shares” has the meaning set forth in Section 2.9(a).
          “Trustee” has the meaning set forth in Section 3.3(c).
          “US Employees” has the meaning set forth in Section 6.5(a).
          “Warrants” has the meaning set forth in Section 4.2(a).
          Section 1.2 Other Definitional Provisions; Interpretation.
               (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified.

               (b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”
               (c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
               (d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available to the party to which such information or documents are to be made available.
               (e) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to November 23, 2008, unless the context requires otherwise.
               (f) The term “material” shall be measured against the Company and its Subsidiaries as a whole.
               (g) References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder, in effect as of the date of this Agreement.
               (h) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement.
ARTICLE II
THE OFFER AND THE MERGER
          Section 2.1 The Offer.
               (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1, Sub shall commence (within the meaning of Rule 14d-2(a) of the Exchange Act) the Offer as promptly as practicable after the date hereof (but not later than the fifth (5th) Business Day from and including the date of initial public announcement of this Agreement). The obligation of Sub to commence the Offer shall be subject only to the condition that none of the events set forth in clauses (v)(a) or (v)(b) of Annex A hereto shall have occurred and be continuing (and not waived by Parent or Sub in their sole discretion), and the obligation of Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction (or waiver by Parent or Sub in their sole discretion (but subject to the next sentence)) of the conditions set forth in such Annex A. Sub expressly reserves the right to waive any conditions to the Offer or change the terms of the Offer except that, without the prior written consent of the Company, Sub may not waive the condition in clause (i) of Annex A (the “Minimum Condition”) or the condition in clause (ii) or (iii) of Annex A, and no change in the Offer may be made which (i) decreases the Offer Price payable in the Offer, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the maximum number of Shares to be purchased in the Offer or the minimum number of Shares contemplated by the Minimum Condition, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto or which otherwise modifies the conditions set forth in such Annex A or (v) amends any other term of the Offer in a manner adverse to the holders of Shares. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, purchase and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer (the date of acceptance for payment, the “Acceptance Date” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”) or (in the case of Shares tendered during any Subsequent Offering Period) as soon as practicable following the valid tender thereof without interest, subject to any withholding of Taxes required by applicable Law or in accordance with Sections 3.2(i) and (j). Parent shall provide or cause to be provided to Sub on a timely basis funds sufficient to purchase and pay for any and all Shares that Sub becomes obligated to accept for payment, purchase and pay for pursuant to the Offer.
               (b) Unless extended as provided in this Agreement, the Offer shall expire on the date (the “Initial Expiration Time”) that is twenty (20) Business Days after the commencement of the Offer (determined pursuant to Rule 14d-1(g)(3) under the Exchange Act). Sub may, without the consent of the Company, (i) extend the Offer on one or more occasions for any period not exceeding ten (10) Business Days for any extension, if on any then-scheduled expiration date of the Offer any of the events set forth in Annex A shall have occurred and be continuing, until such time as such event or events shall no longer exist, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. If, at the Initial Expiration Time or subsequent expiration time related to an extension of the Offer, including an extension pursuant to this sentence, any of the conditions to the obligation of Sub to accept for payment, purchase and pay for Shares tendered pursuant to the Offer has not been satisfied (or waived in accordance with this Agreement), then, if requested by the Company, Sub shall, and Parent shall cause Sub to, extend the Offer through such time as the Company may specify, which time shall be no later than the Termination Date; provided that the Company shall not be entitled to so request such an extension if any of the conditions set forth in clause (v)(b) or (v)(c) of Annex A have not then been satisfied or waived in accordance with this Agreement (other than any such conditions that are not so satisfied or waived under circumstances in which the breach or breaches preventing such conditions from being satisfied may, by their nature, be cured by the Company through the exercise of its reasonable efforts for a period not greater than thirty (30) days, in which case the Company may (if all other conditions set forth in clause (v)(b) or (v)(c) of Annex A are satisfied) request one or more extensions of the Offer pursuant to this sentence for up to thirty (30) days in the aggregate). Nothing in this Section 2.1(b) shall affect or impair any termination rights under ARTICLE VIII.
               (c) If all of the conditions to the Offer are satisfied or waived, but the number of Shares validly tendered and not withdrawn, together with the Shares, if any, held by Parent and Sub or any other direct or indirect wholly owned Subsidiary of Parent (any such wholly owned Subsidiaries of Parent, Parent and Sub, each a “Parent Company”), constitute less than the number of Shares required to consummate the Merger pursuant to Section 2.10 (assuming the exercise of the Top-Up Option in full), then, upon the applicable expiration time of the Offer, Sub may (and if the Company so requests Sub shall, and Parent shall cause Sub to) provide a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act and, if applicable and to the extent permitted under such Rule 14d-11, thereafter extend such subsequent offering period.
               (d) As soon as practicable on the date the Offer is commenced, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include the offer to purchase, form of the related letter of transmittal and form of notice of guaranteed delivery and all other ancillary Offer documents (collectively, together with any amendments and supplements thereto, the “Offer Documents”). The Offer Documents will comply in all material respects with the applicable provisions of the Exchange Act. Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as required by applicable federal securities Laws. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities Laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC or disseminated to holders of Shares, and Parent and Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Sub agree to provide the Company and its counsel any comments or communications, whether written or oral, that Parent, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after Parent’s or Sub’s, as the case may be, receipt of such comments or communications. The Company and its counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and Parent and Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.
          Section 2.2 Directors.

               (a) Subject to compliance with applicable Law, promptly upon the payment by Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company’s Board of Directors as is equal to the product of the total number of directors on the Company’s Board of Directors (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, Sub or their Affiliates at such time (including Shares so accepted for payment and any Top-Up Shares) bears to the total number of Shares then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company’s Board of Directors (as long as Parent and its Affiliates beneficially own a majority of the Shares of the Company). In furtherance thereof, the Company shall, upon request of Parent and subject to the terms of the Company’s certificate of incorporation and by-laws, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including, without limitation, increasing the size of its Board of Directors and/or seeking the resignations of one or more incumbent directors. At such times, subject to Section 2.2(c) and applicable Law and regulations and the rules of Nasdaq Global Market, Inc., the Company will cause individuals designated by Parent to constitute such number of members of each committee of the Company’s Board of Directors, rounded up to the next whole number, that represents the same percentage as such individuals represent on the Company’s Board of Directors, other than any committee of the Company’s Board of Directors established to take action under this Agreement which committee shall be composed only of Continuing Directors (as defined in Section 2.2(c)).
               (b) The Company’s obligations to appoint Parent’s designees to the Company’s Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l thereunder. The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.2, including mailing to stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected to the Company’s Board of Directors. Parent shall supply to the Company, and shall be solely responsible for, any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 2.2 are in addition to and shall not limit any rights that Parent, Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.
               (c) In the event that Parent’s designees are elected or appointed to the Company’s Board of Directors pursuant to this Section 2.2 then, until the Effective Time, the Company shall cause the Company’s Board of Directors to maintain at least three directors who are members of the Company’s Board of Directors on the date of this Agreement and who are not officers of the Company and who are independent directors for purposes of the continued listing requirements of Nasdaq Global Market, Inc. (the “Continuing Directors”); provided, however, that if the number of Continuing Directors is reduced below three for any reason, the remaining Continuing Directors shall be entitled to elect or designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who are not officers, employees, stockholders or Affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. The Company and the Company’s Board of Directors shall promptly take all action as may be necessary to comply with their obligations under this Section 2.2(c). Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Company’s Board of Directors and prior to the Effective Time, the Company’s Board of Directors shall take such action as necessary so that the affirmative vote of a majority of the Continuing Directors (or of the sole Continuing Director if there shall then be only one Continuing Director) shall be required, and no further action of the Company’s Board of Directors shall be required, to (v) amend or terminate this Agreement on behalf of the Company, (w) exercise or waive any of the Company’s rights or remedies hereunder, (x) extend the time for performance of Parent’s or Sub’s obligations hereunder, (y) take any action adversely affecting the rights of the Company’s stockholders, or (z) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby. The Continuing Directors shall have the authority to retain counsel and financial advisors of their choice at the reasonable expense of the Company as determined appropriate by the Continuing Directors for the purpose of fulfilling their obligations hereunder and shall have the authority, after the Acceptance Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least two Business Days’ prior notice of the proposed commencement of any such action. Following the acceptance for payment of the Shares pursuant to the Offer and prior to the Effective Time, neither Parent nor Sub shall take any action to remove any Continuing Director absent cause and subject to the terms of the Company’s certificate of incorporation and bylaws.
          Section 2.3 Company Actions.
               (a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) which shall, subject to the provisions of Section 6.4(c), contain the recommendation that the holders of the Shares accept the Offer, tender their Shares to Sub pursuant to the Offer and, if a vote of the stockholders of the Company is required to consummate the Merger under the DGCL, adopt this Agreement. The Schedule 14D-9 will comply in all material respects with the applicable provisions of the Exchange Act. The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares as required by applicable federal securities Laws. The Company, on the one hand, and Parent and Sub, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company agrees to take all reasonable steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares as required by applicable federal securities Laws. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC or disseminated to holders of Shares, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Sub and their counsel. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments or communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company’s receipt of such comments or communications. Parent, Sub and their counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Sub and their counsel.
               (b) In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish to Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Shares as of a recent date, and shall furnish Sub with such information and assistance (including, but not limited to, lists of holders of the Shares, updated periodically, and their addresses, mailing labels and lists of security positions) as Sub may reasonably request in communicating the Offer to holders of Shares. The nondisclosure agreement, dated August 1, 2008 (as amended or supplemented, the “Nondisclosure Agreement”), between the Company and Parent shall apply with respect to information furnished to Sub in accordance with this Section 2.3(b).
          Section 2.4 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease and (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects set forth in the DGCL.
          Section 2.5 Effective Time.
               (a) Parent, Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be filed on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Delaware as provided in the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at the time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon in writing by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

               (b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
          Section 2.6 Closing. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after the satisfaction or waiver of all of the conditions set forth in ARTICLE VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if, as of or immediately following the Acceptance Date or the expiration of any Subsequent Offering Period pursuant to Section 2.1(c), a Short Form Merger is available pursuant to Section 2.10 and Section 253 of the DGCL, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, occur as soon as is practicable following the Acceptance Date or the expiration of such Subsequent Offering Period, as applicable. The date on which the Closing is to take place is referred to in this Agreement as the “Closing Date”.
          Section 2.7 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Omrix Biopharmaceuticals, Inc., until thereafter amended as provided by Law, and by such certificate of incorporation and bylaws.
          Section 2.8 Directors and Officers of the Surviving Corporation. The directors of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. The officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          Section 2.9 The Top-Up Option.
               (a) The Company hereby grants to Sub an irrevocable option (the “Top-Up Option”) to purchase that number of Shares (the “Top-Up Shares”) equal to the lowest number of Shares that, when added to the number of Shares owned by Parent, Sub or their Affiliates at the time of such exercise, shall constitute one share more than ninety percent (90%) of the total Shares then outstanding on a fully-diluted basis

(assuming the issuance of the Top-Up Shares), at a price per share equal to the Offer Price.
               (b) The Top-Up Option shall be exercisable once, in whole and not in part, on or after the Acceptance Time (so long as the exercise of the Top-Up Option would, after issuance of such Shares, be sufficient to allow the Short Form Merger to occur; provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of (x) the number of authorized but unissued Shares (including as authorized and unissued Shares, for purposes of this Section 2.9, any Shares held in the treasury of the Company) or (y) 19.90% of the number of outstanding Shares or voting power of the Company, in each case as of immediately prior to and after giving effect to the issuance of the Top-Up Shares; and provided further, that the Top-Up Option shall terminate upon the earlier of: (i) the fifth (5th) business day after the later of (1) the Acceptance Time and (2) the expiration of any Subsequent Offering Period; and (ii) the termination of this Agreement in accordance with its terms. The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent, Sub and their Affiliates constitutes one Share more than ninety percent (90%) of the number of Shares that will be outstanding on a fully-diluted basis immediately after the issuance of the Top-Up Shares, and (C) Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.
               (c) To exercise the Top-Up Option, Sub shall so notify the Company in writing, and shall set forth in such notice (i) the number of Shares that will be owned by Parent, Sub and their Affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place and time for the closing of the purchase of the Top-Up Shares (the “Top-Up Closing”). The Company shall, as soon as practicable following receipt of such notice, notify Parent and Sub in writing of the number of Shares then outstanding and the number of Top-Up Shares. At the Top-Up Closing, Sub shall pay the Company in cash by wire transfer the aggregate price required to be paid for the Top-Up Shares and the Company shall cause to be issued to Sub a certificate representing the Top-Up Shares, which certificate may include any legends required by applicable securities Laws.
               (d) Parent and Sub acknowledge that the Shares which Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Sub represent and warrant to the Company that Sub is, or will be upon any purchase of Top-Up Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Sub agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and will be acquired by Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
          Section 2.10 Merger Without Meeting of Shareholders. Notwithstanding anything to the contrary in Section 6.8, in the event that any Parent Company, whether pursuant to the Offer, upon exercise of the Top-Up Option or otherwise, shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, subject to ARTICLE VII, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 253 of the DGCL (a “Short Form Merger”). Notwithstanding anything to the contrary in this Agreement, if the conditions set forth in Section 2.9(b) have been satisfied, Sub shall exercise the Top-Up Option as promptly as practicable following the Acceptance Time.
ARTICLE III
CONVERSION OF SHARES
          Section 3.1 Conversion of Shares.
               (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Offer Price in cash (the “Merger Consideration”), without any interest thereon.
               (b) Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation.
               (c) Each Share held by the Company as treasury stock or owned by Parent or Sub immediately prior to the Effective Time shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

               (d) Except as set forth in Section 3.3(c), at the Effective Time, each Share converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of outstanding Shares not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented outstanding Shares (the “Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such Share held by them.
          Section 3.2 Exchange of Certificates Representing Shares.
               (a) At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Shares immediately prior to the Effective Time (other than holders of Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares), sufficient funds for timely payment of the aggregate Merger Consideration (such cash being hereinafter referred to as the “Consideration Fund”) to be paid pursuant to this Section 3.2 in exchange for all outstanding Shares immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) and Dissenting Shares). The Consideration Fund shall not be used for any other purposes.
               (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.1(a), (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with any required indemnity) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereof, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this ARTICLE III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange present proper evidence of transfer and pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
               (c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this ARTICLE III, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Shares immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Consideration Fund. No investment of the Consideration Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.
               (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this ARTICLE III, except as otherwise provided by Law.
               (e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the applicable former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this ARTICLE III with respect to such Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof (if any).
               (f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this ARTICLE III with respect thereto shall thereafter look only to the Surviving Corporation for payment of its claim for Merger Consideration in respect thereof (if any).
               (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this ARTICLE III.
               (h) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.
               (i) Parent, Sub, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options such amounts as Parent, Sub, the Surviving Corporation or the Paying Agent is or may be reasonably required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Company Options in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.
               (j) Notwithstanding anything stated to the contrary in this Agreement, it is agreed that no deduction or withholding of any Israeli Income Tax shall be required or shall be made out of any consideration payable pursuant to this Agreement to any holder of Shares or Company Options (except for Company Options, Restricted Stock Awards or Company RSUs granted under the Israeli Equity Plan), and no amount out of such consideration is required to be withheld and transferred or shall be withheld and transferred to the ITA, in each of the following cases:
               (i) Payments to holders of Shares qualifying under Income Tax Regulations (Tax Exemption for Foreign Residents on the Sale of Security) 5763-2003 in effect as of the date of this Agreement; or

               (ii) Payments to holders of Shares that are qualified residents of a jurisdiction that has a dual income tax treaty with Israel providing for an exemption in Israel from capital gains on a sale of Israeli assets.
In order for a holder of Shares or Company Options to qualify under Sections 3.2(j)(i) or (ii) above, a holder of Shares or Company Options must provide to Parent, Sub, the Surviving Corporation or the Paying Agent a complete and accurate Tax Declaration in the form attached as Exhibit B hereto on which Parent, Sub, the Surviving Corporation or the Paying Agent will rely.
          Section 3.3 Stock Options and Other Equity-Based Awards.
               (a) Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, each option to purchase Shares granted under the Company’s 1998 Stock Incentive Plan, the Company’s 2004 Equity Incentive Plan, the Israeli Equity Plan and the Company’s 2006 Equity Incentive Plan (collectively, the “Equity Plans”), and options to purchase Shares granted outside a plan and outstanding at the Effective Time, whether or not vested or exercisable (any such option, whether granted under an Equity Plan or otherwise, a “Company Option”), shall at the Effective Time be cancelled, and the holder of each such Company Option shall be entitled to receive from the Company, as of the Effective Time and with respect to each such Company Option, cash, without interest, equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, multiplied by (b) the number of Shares covered by such Company Option (the aggregate amount of such cash, the “Option Consideration”), with such payment to be subject to any applicable Tax withholding (in accordance with Sections 3.2(i) and (j)). For clarity, no Option Consideration shall be payable in respect of Company Options with an exercise price per share in excess of the Merger Consideration. Prior to the Initial Expiration Time and subject to the foregoing, the Company shall take all steps requested by Parent to ensure that no holder of any Company Option shall have the right to acquire any of the Surviving Corporation’s equity securities (or other interests in respect thereof) at any time following the Effective Time.
               (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, (i) restrictions on each restricted stock award granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Restricted Stock Award”) shall lapse as of the Effective Time and such Restricted Stock Award shall be treated in the same manner as other Shares under Section 3.1, subject to applicable Tax withholding and (ii) each restricted stock unit award with respect to a Share granted under the Equity Plans and outstanding immediately before the Effective Time (each, a “Company RSU”) shall be canceled, with the holder of each such Company RSU becoming entitled to receive the Merger Consideration, subject to Tax withholding.

               (c) Notwithstanding subsections (a) and (b) above, except as set forth in Section 3.3(c) of the Company Disclosure Schedule, with respect to holders of Company Options, Restricted Stock Awards or Company RSUs held in trust under the Israeli Equity Plan at the Effective Time, the Option Consideration or the Merger Consideration with respect to such Company Options, Restricted Stock Awards or Company RSUs shall be paid directly to the Israeli Equity Plan trustee (the “Trustee”). The Trustee shall, and the Company shall cause the Trustee to, deduct from each payment of Option Consideration or Merger Consideration (as the case may be) the applicable withholding Tax at the maximum rate required under Israeli Law and to transfer such amount to the ITA, unless the Trustee shall have received, at least one (1) Business Day prior to the last day on which the amounts so withheld must be transferred to the ITA, either (i) the Israeli Tax Ruling in a form sufficient, under applicable Law, to the Trustee’s satisfaction, to establish that withholding is not required or that a lower withholding rate applies; provided that the terms and conditioned of the Israeli Tax Ruling are met, or (ii) certificates or forms issued by the ITA with respect to any or all holders of a Company Option, as are sufficient, under applicable Law, to the Trustee’s satisfaction, to establish that withholding is not required or that a lower withholding rate applies, in which case, the Trustee shall withhold, in lieu of the maximum rate referred to above, such amounts as are consistent with such Israeli Tax Ruling, certificates or forms. To the extent that amounts are so withheld and paid over to the ITA, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Options, Restricted Stock Awards or Company RSUs in respect of which such deduction and withholding was made by the Trustee.
               (d) Prior to the Initial Expiration Time, the Company shall use its reasonable efforts to obtain an acknowledgment from each holder of the Warrants listed on Schedule 3.3(d) of the Company Disclosure Schedule which shall provide for the cancellation of all such Warrants as of the Effective Time in return for a cash payment to each such holder (promptly following the Effective Time) in an amount equal to (i) the product of (A) the number of Shares subject to the Warrants of such holder and (B) the Merger Consideration minus (ii) the product of (A) the number of Shares subject to the Warrants of such holder and (B) the per share exercise price of such Warrants immediately prior to the Effective Time (provided that if the foregoing calculation results in a negative number, the cash payment shall be $0). All amounts payable in respect of such Warrants pursuant to this Section 3.3(d) shall be subject to any required withholding of Taxes and shall be paid without interest. Prior to the Initial Expiration Time and subject to the foregoing, the Company shall take all steps necessary to ensure that no holder of Warrants shall have the right to acquire any of the Surviving Corporation’s equity securities (or other interests in respect thereof) at any time following the Effective Time.
               (e) Prior to the Effective Time, the Company shall use its reasonable efforts to take all such actions as may be required to effectuate the provisions of this Section 3.3 and to cause the Equity Plans and all rights thereunder (other than the right to the Option Consideration and Merger Consideration as provided herein) to be terminated effective as of the Effective Time. After the Effective Time, Parent shall provide to the Surviving Corporation or the Paying Agent all funds necessary to fulfill the obligations under this Section 3.3.
          Section 3.4 Dissenting Shares. Notwithstanding Section 3.1(a) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. The Company shall promptly provide Parent with notice of any demands for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent and the aggregate Merger Consideration shall be reduced, on a dollar-for-dollar basis, as if the holder of such Dissenting Shares had not been a stockholder of the Company immediately prior to the Effective Time.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as disclosed in the Company SEC Reports filed by the Company after January 1, 2008 and prior to the date of this Agreement (other than any disclosures therein under the caption “Risk Factors” and any other disclosures therein of risks that are predictive or forward-looking in nature) (such reports, the “Filed SEC Reports”) and, subject to Section 9.4, except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:
          Section 4.1 Organization. Each of the Company and its Subsidiaries is duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and (to the extent applicable) in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable)

is in good standing in each jurisdiction in which the property leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of its certificate of incorporation and bylaws and the organizational documents of each of the Subsidiaries, as currently in effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its certificate of incorporation, bylaws or other organizational documents.
          Section 4.2 Capitalization.
               (a) As of November 20, 2008, the authorized capital stock of the Company consists of (i) 43,636,364 Shares, 17,130,332 of which were issued and outstanding and 1,090,909 of which were reserved for issuance pursuant to the Equity Plans (including 942,475 reserved for issuance pursuant to outstanding Company Options and 94,779 reserved for issuance pursuant to outstanding restricted stock and Company RSUs) and of which 38,903 were reserved for issuance upon exercise of the Warrants, and (ii) 7,272,727 shares of preferred stock, par value $0.01 per share, none of which were issued and outstanding. “Warrants” refer to the warrants identified on Section 4.2(a) of the Company Disclosure Schedule. All the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, other than pursuant to the Equity Plans and the Warrants, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company. The number of issued and outstanding Shares is subject to change before the Effective Time, subject to compliance with the terms of Section 6.1(a), upon the exercise of outstanding Company Options or settlement of outstanding Company RSUs pursuant to the Equity Plans or the exercise of Warrants. Section 4.2(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (A) all Company Options and other outstanding options to purchase Shares issued under Equity Plans or otherwise, the number of Shares subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all Shares or other Share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions, including Restricted Stock Awards and Company RSUs, or were subject to a right of repurchase by the Company at a fixed purchase price as of such time under Equity Plans or otherwise, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding warrants to purchase Shares, the number of Shares subject thereto, the grant dates, expiration dates, exercise price and vesting schedules thereof (if any) and the names of the holders thereof.

               (b) Section 4.2(b) of the Company Disclosure Schedule lists as of the date hereof each of the Subsidiaries of the Company and, for each Subsidiary, the jurisdiction of incorporation or formation. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and all such securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all liens. Except for the Top-Up Option, there are no (i) outstanding options or other rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock, voting securities or other equity interests of any such Subsidiary or any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company, (ii) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or obligations convertible into or exchangeable into or exercisable for any shares of capital stock, voting securities or other equity interests of a Subsidiary of the Company or (iii) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Subsidiary to which the Company or any of its Subsidiaries is a party. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, each such grant is governed by an award agreement duly executed and delivered by each party thereto, copies of each such award agreement (or indicative forms in the case of unvaried standard award agreements) have been made available to Parent, each such grant was made pursuant to and in accordance with the terms of an Equity Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, the per share exercise price of each Company Option was equal to the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option) of one Share on the applicable Grant Date. The Company has not knowingly granted, and there is not and has not been any Company policy or practice to knowingly grant, Company Options prior to, or otherwise knowingly coordinate the grant of Company Options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects. Each Restricted Stock Award and Company RSU may, by its terms, be treated at the Effective Time as set forth in Section 3.3.
          Section 4.3 Authorization; Validity of Agreement; Company Action.
               (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval if required by applicable Law, to consummate the Merger, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized and approved by all necessary corporate action on the part of the Company (including by its Board of Directors), and except for the Company Stockholder Approval, if required by applicable Law to consummate the Merger, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.4 Consents and Approvals; No Violations. Except for (a) filings pursuant to the Israeli Anti-Trust Law or any other required antitrust filings and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any applicable competition, merger control, antitrust or similar Law, (b) the filing of customary applications and notices, as applicable, with the FDA, EMEA or any other federal, state, local or foreign Regulatory Authority, (c) applicable requirements of and filings with the SEC under the Exchange Act, (d) filings with The Nasdaq Global Market, Inc., (e) the filing of the Certificate of Merger, (f) applicable requirements under corporation or “blue sky” laws of various states, (g) the filing pursuant to the Law for the Encouragement of Capital Investment, 5719-1959, and the regulations and approvals promulgated thereunder and (h) the filing pursuant to the Encouragement of Industrial Research and Development Law, 5744-1984, and the regulations and grant approvals promulgated thereunder by the Office of the Chief Scientist in the Israeli Ministry of Industry, Trade & Labor (“OCS”), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement, Company Permit or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, (iii) violate any Law applicable to the Company or any of its properties or assets or (iv) require on the part of the Company any material filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (whether domestic or foreign) (a “Governmental Entity”); except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations the failure of which to make or obtain (A) would not, individually or in the aggregate, (x) have a Company Material Adverse Effect and (y)

reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated by this Agreement or (B) would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.
          Section 4.5 SEC Reports. The Company has filed all reports and proxy statements with the SEC required to be filed by the Company since January 1, 2007 (as such reports and statements may have been amended since the date of their filing, the “Company SEC Reports”). As of their respective filing dates or the filing dates of amendments, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). The Company has complied and is in compliance in all material respects with all applicable certification, internal control and other requirements and provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.
          Section 4.6 No Undisclosed Liabilities.
               (a) Except for (i) liabilities and obligations incurred in the ordinary course of business since December 31, 2007, (ii) liabilities and obligations disclosed in the Filed SEC Reports, (iii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect, since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
               (b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement where the result, purpose or intended effect thereof is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Reports.
               (c) Since January 1, 2007, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
          Section 4.7 Absence of Certain Changes. Except for liabilities incurred in connection with this Agreement and except as expressly permitted or contemplated by this Agreement, since December 31, 2007 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and the Company has not suffered a Company Material Adverse Effect, and since December 31, 2007 until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than any declaration setting aside or payment from a wholly owned Subsidiary of the Company to the Company, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities (other than acquisitions of Shares in connection with the surrender of Shares by holders of Company Options or Warrants in order to pay the exercise price thereof), (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any Specified Participant of any increase in compensation, bonus or fringe or other benefits or any granting of any type of compensation or benefits to any Specified Participant not previously receiving or entitled to receive such type of compensation or benefit, except as was required under any agreement or Benefit Plan in effect as of December 31, 2007, (B) any granting by the Company or any of its Subsidiaries to any director, officer, employee or consultant of any right to receive, or any increase in, change of control, retention, severance or termination compensation or benefits, (C) any entry by the Company or any of its Subsidiaries into, or any amendment or termination of (1) any employment, deferred compensation, consulting, severance, change of control, termination, retention, indemnification, loan or similar agreement between the Company or any of its Subsidiaries, on the one hand, and any Specified Participant, on the other hand, or (2) any agreement between the Company or any of its Subsidiaries, on the one hand, and any Specified Participant, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such agreements under this clause (C), collectively, “Specified Benefit Agreements”), (D) any payment of any compensation or benefit under, or the grant of any award under, any bonus, incentive, performance or other compensation plan or arrangement, Specified Benefit Agreement, Equity Plan or Benefit Plan, except as required to comply with applicable Law or any Specified Benefit Agreement, Equity Plan or Benefit Plan in effect as of December 31, 2007, (E) the taking of any action to fund or in any other way secure the payment of compensation or benefits under any Equity Plan, Benefit Plan or Specified Benefit Agreement (except as required by a Benefit Plan as in effect on December 31, 2007) or (F) the taking of any action to accelerate the vesting or payment of any compensation or benefits under any Equity Plan, Benefit Plan or Specified Benefit Agreement, (v) any damage, destruction or loss to any asset of the Company or any of its Subsidiaries, whether or not covered by insurance, that individually or in the aggregate would have a Company Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) except with respect to depreciation and amortization of the assets of the Company or any of its Subsidiaries, any material Tax election or change in such election, any change in material method of accounting for Tax purposes or any settlement or compromise of any material income Tax liability. Since December 31, 2007, neither the Company nor any of its Subsidiaries have incurred indebtedness.
          Section 4.8 Employee Benefit Plans; ERISA.
               (a) Section 4.8(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof and except as required by Israeli Severance Pay Law 1963, of each deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control, retention or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”), or to which the Company or an ERISA Affiliate is party for the benefit of any Employee (the “Benefit Plans”). The Company has made available to Parent a true and complete copy of each Benefit Plan and all amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof) and a true and complete copy of the following items (in each case, only if applicable): (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recently received IRS determination letter and (v) any filings made with the ITA with respect to each Benefit Plan and any notices of the ITA and other correspondence with the ITA, in this regard.
               (b) Each Benefit Plan is now and has been operated in all material respects in accordance with the requirements of all applicable Laws of the relevant jurisdiction, including ERISA and the Code, and in accordance with its terms. None of the Company or any ERISA Affiliate has engaged in any transactions that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material Tax pursuant to Section 4975 of the Code. All contributions, premiums and benefit payments under or in connection with the Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Reports. The Company does not have any material liability to the ITA with respect to any Benefit Plan.
               (c) Each Benefit Plan intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or with respect to a prototype Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Benefit Plan or prototype sponsor has remaining a period of time under applicable treasury regulations of the Code or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Benefit Plan. No such determination or opinion letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Benefit Plan that would reasonably be expected to adversely affect the qualification of such Benefit Plan or materially increase the costs relating thereto.
               (d) With respect to each Benefit Plan that is not a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (i) no liability under Title IV or Section 302 of ERISA or Section 412 of the Code has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full (ii) to the knowledge of the Company, no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a material liability under Title IV of ERISA and (iii) the Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Benefit Plan and, to the knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted. None of the employees of the Company or any of its Subsidiaries participate in any multiemployer pension or retirement plan (as defined under applicable local Law), or any pension or retirement plan sponsored by any union or similar employee representative or sponsored by more than one unrelated employer.

               (e) There are no material unresolved claims or disputes under the terms of, or in connection with, any Benefit Plan (other than routine undisputed claims for benefits), and, as of the date hereof, no action, legal or otherwise, has been commenced with respect to any such material claim.
               (f) No amounts payable under any Benefit Plan shall fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code.
               (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will, (i) entitle any Participant to severance, change in control or retention pay, unemployment compensation or any other payment or benefit, (ii) accelerate the time of payment or vesting, trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, or increase the amount payable or trigger any material obligation to any Participant, or (iii) result in any breach or violation of, or a default under, any Benefit Plan.
               (h) Neither the Company nor any of its Subsidiaries has any material obligations for retiree health or life insurance benefits under any Benefit Plan (other than for continuation coverage required to be provided pursuant to Section 4980B of the Code).
               (i) Except as expressly permitted pursuant to Section 6.1, since December 31, 2007, there has not been any adoption, amendment or termination by the Company or any of its Subsidiaries of any Benefit Plan, or any changes in any assumptions used to calculate funding obligations with respect to any Benefit Plan, or any change in the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, other than amendments or changes required to ensure that such Benefit Plan is not then out of compliance with applicable Law.
          Section 4.9 Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets that, individually or in the aggregate, would have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that, individually or in the aggregate, would have a Company Material Adverse Effect.
          Section 4.10 Permits; Compliance with Law. Each of the Company and each Subsidiary of the Company is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of, and has submitted all material notices to, all Governmental Entities necessary to carry on its respective business as it is being conducted as of the date hereof, including all authorizations under the regulations of the

FDCA and the regulations of the FDA promulgated thereunder and any of the foregoing required by any other Regulatory Authority (the “Company Permits”), and all such material Company Permits are valid, and in full force and effect. Neither the Company nor any Subsidiary of the Company is in violation of (i) any material Law applicable to it or by which any of its property or assets is bound or affected or (ii) any material Company Permits. Notwithstanding the foregoing, this Section 4.10 shall not apply to employee benefit matters, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.8, Section 4.12, Section 4.14, and Section 4.15, respectively.
          Section 4.11 Regulatory Matters.
               (a) All manufacturing, processing, distribution, labeling, storage, testing, specifications, sale or marketing of products performed by or on behalf of the Company or its Subsidiaries are in compliance in all material respects with all applicable Laws administered or issued by any Regulatory Authority, including FDA regulations for (i) Good Manufacturing Practices contained in Title 21 part 606 of the Code of Federal Regulations and (ii) Medical Device Quality Systems contained in Title 21 part 820 of the Code of Federal Regulations. None of the Company or any of its Subsidiaries has at any time promoted any “off label” use of its Products.
               (b) All pre-clinical and clinical investigations conducted or sponsored by the Company or any of its Subsidiaries are being conducted in compliance in all material respects with all applicable Laws administered or issued by the applicable Regulatory Authority, including (to the extent applicable) (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) investigational new drug requirements, (iii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314, and 320 of the Code of Federal Regulations, (iv) federal and state Laws restricting the use and disclosure of individually identifiable health information and (v) the International Conference on Harmonisation Guideline on Good Clinical Practice (ICH Topic E6). Neither the Company nor any of its Subsidiaries has received any written information from the FDA or the EMEA which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or the EMEA.
               (c) Neither the Company nor any of its Subsidiaries has received any oral or written communication (including any warning letter, untitled letter, Form 483 or similar notice) from the FDA or the EMEA, and to the Company’s knowledge there is no action or proceeding pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that the Company or any of its Subsidiaries is not currently in compliance with any material Law administered or issued by any Regulatory Authority. There are no pending voluntary or involuntary market withdrawals, field corrective actions (including recalls), destruction orders, seizures or other regulatory enforcement actions related to any of the Company’s material products.
               (d) Neither the Company nor any of its Subsidiaries has received any correspondence from the FDA regarding, and, to the Company’s knowledge, there is no pending or threatened action or proceeding against, the Company or any of its Subsidiaries or any of its employees regarding any material debarment action or investigation undertaken pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. Sections 335(a), (b) and (c)), or any similar regulation of the FDA or the EMEA.
               (e) To the Company’s knowledge, no data generated by the Company or any of its Subsidiaries with respect to their products that has been provided to its customers or otherwise made public is the subject of any regulatory or other action, either pending or threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.
               (f) No product manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or any similar Law), (B) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Law) or (C) a product that is in violation of 21 U.S.C. §§ 360 or 360e (or any similar Law).
               (g) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law.
          Section 4.12 Taxes.

          (a) Each of the Company and its Subsidiaries has (i) timely filed all Tax Returns required to be filed by it (taking into account applicable extensions) and all such returns were true, correct and complete in all material respects when filed and (ii) paid or accrued (in accordance with GAAP) all material Taxes required to be paid on such Tax Returns other than such Taxes as are being contested in good faith by the Company or any of its Subsidiaries, have not been finally determined and have been adequately reserved against in accordance with GAAP.
          (b) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or any of its Subsidiaries for which a written notice has been received by the Company or any of its Subsidiaries.
          (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries.
          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes or an agreement providing for an indemnification for Taxes.
          (e) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries that are not provided for in the financial statements included in the Company SEC Reports, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.
          (f) The Company and its Subsidiaries have complied with all applicable statutes, Laws, ordinances, rules and regulations relating to the payment and withholding of any amount of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any federal, state, local or foreign Tax Laws) and have, within the time and manner prescribed by Law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable Laws.
          (g) No written claim has been made by any taxing authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.
          (h) Since December 31, 2007, neither the Company nor its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in U.S. GAAP, outside the ordinary course of business consistent with past custom and practice.
          (i) Each of the Company and its Subsidiaries has disclosed on its income Tax Returns all positions taken therein that could give rise to a penalty if not disclosed, including but not limited to all positions taken that could give rise to a substantial understatement of federal income Tax under Section 6662 of the Code or similar provision or other penalty under any federal, state, local or foreign Law.
          (j) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return (other than any such group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries is presently liable for the Taxes of any other Person by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, indemnity or otherwise.
          (k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any taxing authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method, or open transaction method of accounting or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign Law.
          (l) The Company and its Subsidiaries have properly and timely documented their transfer pricing methodology for purposes of Section 482 of the Code (or similar provision under any federal, state, local or foreign Law).
          (m) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b) or similar provision under any federal, state, local or foreign Law).
          (n) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355 of the Code.

          (o) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (p) Neither the Company nor any of its Subsidiaries has applied for and not yet received a ruling or determination from a taxing authority regarding a past or prospective transaction.
          (q) The Company and each Subsidiary has possession, custody or control of all records and documentation that it is obliged to hold, preserve and retain for the purposes of any Tax and sufficient information to enable it to compute correctly its liability for Tax in so far as it relates to any event occurring on or before the Closing Date.
          (r) The Company and each of its Subsidiaries (including, but not limited to, Omrix Biopharmaceuticals, S.A., Biopex, Ltd., Omrix Biopharmaceuticals, Ltd., Omrix Biopharmaceuticals, GmbH and Omrix Biopharmaceuticals (Asia) Ltd.) are currently, and have always been, treated as corporations as defined in Treasury Regulations Sections 301.7701-2 and 301.7701-3 (or any similar definition in any applicable foreign Law).
          (s) Neither the Company nor any of the Subsidiaries is a party to an agreement with any taxing authority providing for any Tax incentives, credits, inducements or similar benefits, nor is any of them otherwise participating in or claiming benefits under such a program.
          (t) Section 4.12(t) of the Company Disclosure Schedule lists each material Tax incentive granted to or enjoyed by Company or any of its Subsidiaries under the Laws of the State of Israel, the period for which such Tax incentive applies, and the nature of such Tax incentive. The Company and its Subsidiaries are in compliance in all material respects with all conditions and requirements stipulated by the instruments of approval granted to it with respect to any “Approved Enterprise” status of any of the Company’s or its Subsidiaries’ facilities under the Law for the Encouragement of Capital Investment, 5719-1959 and the regulations and approvals promulgated thereunder. Subject to receipt of the Investment Center of the Israeli Ministry of Industry, Trade & Labor approval, neither the acceptance for payment of Shares pursuant to the Offer nor the consummation of the Merger will adversely affect the continued qualification for such incentives or the terms or duration thereof or require any recapture of any previously claimed incentive (including any “Approved Enterprise” status, any Tax exemptions, Tax holiday or other Tax reductions), and no consent or approval of any Governmental Entity is required, other than the Investment Center approval, in order to preserve the entitlement to any such incentive. The Company and its Subsidiaries has not received any notice of any proceeding or investigation relating to revocation or modification of any

“Approved Enterprise” status granted with respect to any of the Company’s and its Subsidiaries’ facilities which could reasonably be expected to result in material liability to the Company or its Subsidiaries. All information supplied by the Company and its Subsidiaries with respect to the applications relating to such “Approved Enterprise” status was true, correct and complete in all material respects when submitted to the appropriate authorities.
               (u) The Company and its Subsidiaries are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance (New Version), 1961.
          Section 4.13 Intellectual Property.
               (a) The Company or its Subsidiaries own, license, or otherwise have the right to use all Intellectual Property Rights that are necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property Rights”) free and clear of all pledges, liens and security interests of any kind whatsoever, subject, with respect to the Intellectual Property Rights set forth in Section 4.13(h) of the Company Disclosure Schedule, to the restrictions specified in Section 4.13(h) of the Company Disclosure Schedule.
               (b) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed or is infringing (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products the rights of any person with regard to any Intellectual Property Right in a manner which, individually or in the aggregate, has resulted or would reasonably be expected to result in a material liability to the Company or any of its Subsidiaries. To the knowledge of the Company, no person or persons has infringed or is or are infringing any Company Intellectual Property Rights that are material to the Company and its Subsidiaries.
               (c) There are no pending or, to the knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use, distribution, marketing, or sale by the Company or its Subsidiaries of any products or to the operations of the Company or its Subsidiaries) any Intellectual Property Rights of any Person which would, individually or in the aggregate, have a Company Material Adverse Effect.
               (d) Section 4.13(d) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all patents and applications therefor, registered Trademarks, Trademark applications and domain name registrations that, in each case, are (i) owned by or licensed to the Company or any of its Subsidiaries or (ii) used to conduct the business of the Company and its Subsidiaries as currently conducted. All patents and patent applications listed in Section 4.13(d) of the Company Disclosure Schedule are either (a) owned by, or are subject to an obligation of assignment to, the Company or one of its Subsidiaries free and clear of all liens or (b) licensed to the Company or one of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the patent applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and such applications that are licensed to the Company or any of its Subsidiaries are to the Company’s knowledge) pending and have not been abandoned, and have been and continue to be timely prosecuted; (ii) all patents and applications therefor, registered Trademarks and Trademark applications owned by the Company or any of its Subsidiaries have been (and all such patents, patent applications, registered Trademarks and applications licensed to the Company or any of its Subsidiaries have been to the Company’s knowledge) duly registered and/or filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.13(d) of the Company Disclosure Schedule, all related necessary affidavits of continuing use, renewals and maintenance have been (or, with respect to licenses, to the Company’s knowledge have been) timely filed, and all related necessary maintenance fees have been (or, with respect to licenses, to the Company’s knowledge have been) timely paid to continue all such rights in effect; (iii) none of the patents listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has (and no such patents that are licensed to the Company or any of its Subsidiaries has to the Company’s knowledge) expired or been declared invalid, in whole or in part, by any Governmental Entity; (iv) the registered Trademarks and Trademark applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries are (and the registered Trademarks and Trademark applications that are licensed to the Company or any of its Subsidiaries are to the Company’s knowledge) valid, enforceable and in full force and effect and have not lapsed, been abandoned or forfeited in whole or in part; and (v) none of the Trademarks, Trademark registration or Trademark applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries is (and no such Trademarks, Trademark registration or Trademark applications that are licensed to the Company or any of its Subsidiaries are to the knowledge of the Company) involved in or the subject of any ongoing oppositions, cancellations or other proceedings. None of the patents or patent applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries is (and no such patents or patent applications that are licensed to the Company or any of its Subsidiaries are to the knowledge of the Company) involved in or the subject of any ongoing interferences, oppositions, reissues or reexaminations in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency. To the knowledge of the Company, there are no published patents, patent applications, articles or other prior art references that could adversely affect the validity of any patent listed in Section 4.13(d) of the Company Disclosure Schedule in a material way. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the patents and patent applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries properly identifies (and to the knowledge of the Company such patents and applications licensed to the Company or any of its Subsidiaries properly identify) each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such patent is issued or such patent application is pending. Each inventor named on the patents and patent applications listed in Section 4.13(d) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has executed (and, to the knowledge of the Company, such inventors named on such patents and applications that are licensed to and material to the Company and its Subsidiaries have executed) an agreement assigning his, her or its entire right, title and interest in and to such patent or patent application, and the inventions embodied and claimed therein, to the Company or a Subsidiary of the Company, or, to the knowledge of the Company, in the case of licensed Patents, to the appropriate owners. To the knowledge of the Company, no such inventor has any contractual or other obligation that would preclude any such assignment or otherwise conflict with the obligations of such inventor to the Company or such Subsidiary under such agreement with the Company or such Subsidiary.
               (e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all obligations for payment of monies currently due and payable by the Company or any of its Subsidiaries have been satisfied in a timely manner in connection with options, rights, licenses or interests of any kind relating to Intellectual Property Rights granted (i) to the Company or any of its Subsidiaries (other than software licenses for generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements and consulting agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business), or (ii) by the Company or any of its Subsidiaries to any other person (including any obligations of such other person to make any fixed or contingent payments, including royalty payments).
               (f) The Company and its Affiliates have used reasonable efforts to maintain their trade secrets in confidence, including the development of a policy for the protection of intellectual property and periodic training for all employees of the Company and its Subsidiaries on the implementation of such policy; requiring all employees of the Company and its Subsidiaries to execute confidentiality agreements with respect to intellectual property developed for or obtained from the Company or any of its Subsidiaries; making reasonable efforts to advise employees of the Company and its Subsidiaries that were voluntarily or involuntarily severed from the Company or any of its Subsidiaries of their continuing obligation to maintain such trade secrets in confidence; and entering into licenses and contracts that generally require licensees, contractors and other third persons with access to such trade secrets to keep such trade secrets confidential (which licenses and contracts will be enforceable to the extent sufficient to fully exploit all such trade secrets).
               (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien in or upon, any Intellectual Property Right.
               (h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are not in violation of any condition or requirement stipulated by the instruments of approval granted to the Company or its Subsidiaries by the OCS and any applicable Laws and regulations with respect to any research and development grants given to any of them by the OCS; and (ii) all information supplied by the Company and its Subsidiaries with respect to such applications was true, correct and complete in all material respects when supplied to the appropriate authorities. Section 4.13(h) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all the Company’s or any of its Subsidiaries’ Intellectual Property Rights that are subject to any restriction (including any obligation for payment of royalties) under the Encouragement of Industrial Research and Development Law, 5744-1984 and the regulations and instruments of approval promulgated thereunder by the OCS, including the nature of such restriction and the amounts payable under said restriction.
               (i) None of Romata Holding AG, a corporation organized under the laws of Switzerland, or any of its Affiliates owns or otherwise holds any rights in any Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, and any such Intellectual Property Rights previously owned by Romata Holdings AG or any of its Affiliates have otherwise been validly transferred to the Company and/or its Subsidiaries.
          Section 4.14 Environmental.
               (a) The Company and its Subsidiaries are in compliance with all Environmental Laws, permits and other governmental authorizations required for their current operations under applicable Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all such licenses, permits and authorizations are valid and in good standing;
               (b) Neither the Company nor any of its Subsidiaries has received written notice alleging that the Company or any of its Subsidiaries is in violation of, or has liability under, any Environmental Law or any written request for information pursuant to any Environmental Law, and there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of its

Subsidiaries except for such notices, requests or Environmental Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect.
               (c) There has been no Release of, or exposure to, Hazardous Materials that require a Cleanup by the Company or any of its Subsidiaries, or could otherwise be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liabilities for such Environmental Claims the Company or any of its Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law, other than any such Cleanups or Environmental Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect.
          Section 4.15 Labor Matters.
               (a) As of the date hereof, there are no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened strikes, lockouts, work stoppages or slowdowns involving the Employees. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the knowledge of the Company or any of its Subsidiaries, as of the date hereof, no labor union has made a demand for recognition or certification presently pending with the National Labor Relations Board to represent any group of Employees.
               (b) As of the date hereof, there is no unfair labor practice charge or labor arbitration proceeding pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries, except for any such charge or proceeding that would not, individually or in the aggregate, result in a material liability to the Company.
               (c) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, wages, overtime classifications, classification of employees, consultants and independent contractors, employment discrimination, equal opportunity and labor relations, except for noncompliance that would not, individually or in the aggregate, result in a material liability to the Company. There are no pending, or threatened in writing (or, to the knowledge of the Company, other than in writing), charges against the Company or any Participant before any Governmental Entity responsible for the prevention of unlawful employment practices. The Company has not received notice (written or otherwise) of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of the Company and, to the knowledge of the Company, no such investigation is in progress.

               (d) The Company and its Subsidiaries do not have and are not subject to, and no Participant benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof, other than such extension orders applicable to all employees in Israel or to all employees in the industry field and pharmaceutical field specified by Section 4.15(d) of the Company Disclosure Schedule.
               (e) Section 4.15(e)(i) of the Company Disclosure Schedule contains a true and complete list of the names, positions and rates of compensation of all officers, directors, employees and consultants of the Company or of any of its Subsidiaries, as of the date hereof, showing each such person’s name, the employing entity, period of employment (or first date of employment), current positions, and annualized base salaries, bonuses and fringe benefits for the current fiscal year. All employees are employed on an “at-will” basis and their employment can be terminated at any time (subject to the termination notice provisions included in employment agreements, which is not longer than 30 days, or the period prescribed by applicable Law) for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination and except for payments due under Israeli Law. The Company’s relationships with all individuals who act on their own as contractors or service providers to the Company can be terminated at any time (subject to the termination notice provisions included in any such agreements, which is not longer than 60 days, or the period prescribed by applicable Law) for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. No employee is on disability or other leave of absence. The Company has not sponsored any employee for, or otherwise engaged any current employee working pursuant to, a non-immigrant visa.
               (f) As of the date of the most recent financial statements of the Company included in the Filed SEC Reports, any and all obligations of the Company and its Subsidiaries to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law, 5723-1963 are fully funded or accrued on the most recent financial statements of the Company included in the Company SEC Reports and the Company’s Subsidiaries incorporated in Israel use the provisions of Section 14 of the Israeli Severance Pay Law with respect to such statutory severance pay with respect to all of their employees.
               (g) As of the date hereof, (i) the Company has not been notified in writing by any of the Specified Participants that such Specified Participant intends to, or is considering, terminating such Specified Participant’s employment with or service to the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or any other sale of the Company, and (ii) to the knowledge of the Company, no Specified Participant intends to and no Specified Participant has notified the Company (or any Person included in the definition of knowledge) that such employee is considering doing the same.

               (h) To the knowledge of the Company, no employee or director of the Company is a party to or bound by any license, covenant or contract of any nature, or subject to any judgment of any Governmental Entity, that substantially limits such Person’s ability to be employed by or provide services to the Company. To the knowledge of the Company (i) no activity of any Specified Participant as or while a Specified Participant has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement, or other contract, and (ii) neither the execution and delivery of this Agreement nor the conduct of the business of the Company by the Specified Participants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such Specified Participants are now obligated.
               (i) All current Participants other than consultants have executed and delivered to the Company or one of its Subsidiaries a confidential information, non-solicitation and non-competition agreement which agreement covers all periods that a Participant has been employed by the Company or one of its Subsidiaries.
          Section 4.16 Offer Documents; Proxy Statement. None of the information supplied by the Company for inclusion in (or incorporated by reference in) (i) the Offer Documents and the Schedule 14D-9 will, on the date each such document is filed with the SEC or on the date each such document is first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (if required by applicable Law) will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein.
          Section 4.17 Takeover Laws. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and such action is effective as of the date hereof. To the knowledge of the Company, no other state takeover statute or other similar Law applies to the Offer, the Merger, this Agreement or the other transactions contemplated by this Agreement.
          Section 4.18 Contracts.

               (a) Except with respect to licenses and other agreements relating to intellectual property, which are the subject of Section 4.13, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any agreement that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting in any material respect the Company’s or its Subsidiaries’ ability to compete, (B) restricting in any respect the Company’s Affiliates’ ability to compete (other than the Company’s Subsidiaries), (C) restricting in any material respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of the Company or any of its Subsidiaries, (D) restricting in any respect the research, development, distribution, sale, supply, license, marketing or manufacturing of products or services of any of the Company’s Affiliates (other than the Company’s Subsidiaries), (E) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries, (F) requiring the Company or its Subsidiaries to license any fields of use for any of their products or (G) requiring the Company or its Subsidiaries to give distribution rights to its products to any third party.
               (b) Section 4.18(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all contracts to which the Company or any of its Subsidiaries is a party as of the date hereof relating to (x) the distribution, sale, supply or license of products of the Company or any of its Subsidiaries or (y) construction or capital equipment. Section 4.18(b)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all contracts with a value (or involving amounts) in excess of $1,000,000 to which the Company or any of its Subsidiaries is a party as of the date hereof relating to (x) leases of any nature or (y) research, clinical trial, development, marketing, co-promotion or manufacturing of (1) products (including products under development) of the Company or any of its Subsidiaries, (2) products (including products under development) licensed by the Company or any of its Subsidiaries or (3) the Intellectual Property Rights of the Company or any of its Subsidiaries (all such contracts required to be set forth on Section 4.18(b)(i) and (b)(ii) of the Company Disclosure Schedule, collectively, the “Specified Contracts”). No contract to which the Company or any of its Subsidiaries is a party (A) grants or obligates the Company or any of its Subsidiaries to grant an exclusive right (or, in the case of any product that has not been approved for commercial sale, any right) to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any product or Intellectual Property Right, (B) provides for the payment by the Company or any of its Subsidiaries of any early termination fees or (C) requires or obligates the Company or any of its Subsidiaries to purchase specified minimum amounts of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any of its Subsidiaries.

               (c) Section 4.18(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all contracts that are currently in effect between or among the Company or any of its Subsidiaries, on the one hand, and any current or former Participant (or Affiliate of a current or former Participant), on the other hand.
               (d) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) (A) any agreement or covenant described in Section 4.18(a) or any Specified Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, would not result in a material liability to the Company or any of its Subsidiaries or (B) any real property lease or sublease to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.
          Section 4.19 Voting Requirements. Assuming the accuracy of the representation given by Parent and Sub in Section 5.7, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares at the Company Special Meeting, or any adjournment or postponement of the Company Special Meeting, in favor of the adoption of this Agreement is the only vote (if any vote is required by Law), of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.
          Section 4.20 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than UBS Securities LLC, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Parent complete and accurate copies of all contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable. The fees and expenses of all accountants, brokers, financial advisors (including UBS Securities LLC), legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) and other Persons retained by the Company or any of its Subsidiaries incurred or to be incurred by the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby will not exceed the amount set forth in Section 4.20 of the Company Disclosure Schedule.
          Section 4.21 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Shares (other than Parent, Sub and their respective affiliates) pursuant to the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders.
          Section 4.22 Relationships with Customers and Suppliers. Between December 31, 2007 and the date hereof, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened, to terminate its relationship with the Company or its applicable Subsidiary, or, between December 31, 2007 and the date hereof, decreased or limited in any material respect, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the knowledge of the Company, threatened in writing, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.
          Section 4.23 No Other Representations. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any other Person acting on behalf of the Company, makes any representation or warranty, express or implied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND SUB
          Parent and Sub jointly and severally represent and warrant to the Company as follows:
          Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Sub of this Agreement, and the consummation by Parent and Sub of the transactions contemplated by this Agreement, have been duly authorized and approved by their respective Boards of Directors and will be adopted by Parent as the sole stockholder of Sub, and no other corporate action on the part of Parent and Sub is necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 5.3 Consents and Approvals; No Violations. Except for (a) filings pursuant to the Israeli Anti-Trust Law or any other required antitrust filings and the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any applicable competition, merger control, antitrust or similar Law, (b) filings of customary applications and notices, as applicable, with the FDA, the EMEA or any other federal, state, local or foreign Regulatory Authority, (c) applicable requirements of and filings with the SEC under the Exchange Act, (d) filings with the New York Stock Exchange, (e) the filing of the Certificate of Merger and (f) applicable requirements under corporation or “blue sky” laws of various states, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or bylaws (or equivalent organizational document) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) require on the part of Parent or Sub any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity; except in the case of clauses (ii) and (iii) for such violations, breaches, defaults, terminations, cancellations or accelerations that would not, individually or in the aggregate, have a Parent Material Adverse Effect.
          Section 5.4 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          Section 5.5 Information Supplied. None of the information supplied by Parent or Sub for inclusion in (or incorporated by reference in) (i) the Offer Documents and the Schedule 14D-9 will, on the date each such document is filed with the SEC or on the date each such document is first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement (if required by applicable Law) will, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except, in each case, that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.
          Section 5.6 Sufficient Funds. Parent has, and as of the Closing shall have, sufficient funds available (through existing credit arrangements or otherwise) to fully fund all of Parent’s and Sub’s obligations under this Agreement, including payment of the aggregate Offer Price, the aggregate Merger Consideration, the Option Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement and any refinancing of indebtedness of Parent or the Company or their respective Subsidiaries in connection therewith.
          Section 5.7 Share Ownership. Neither Parent nor Sub has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.
          Section 5.8 Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, each of Parent and Sub has relied solely upon its own investigation and analysis, and each of Parent and Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Sub with respect to (a) any projections, estimates or budgets for the Company or its Subsidiaries or (b) any material, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Sub or their Representatives in any “data room,” confidential memorandum or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.

ARTICLE VI
COVENANTS
          Section 6.1 Interim Operations of the Company. From and after the date of this Agreement, except (w) as may be required by Law, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as expressly contemplated or permitted by this Agreement or (z) as set forth in the Section 6.1 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use reasonable efforts to (i) preserve intact their current business organization and (ii) preserve their present relationships with customers, suppliers and others having business dealings with them who are integral to the operation of their businesses as presently conducted; provided, however, that no action by the Company with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (A) as may be required by Law, (B) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as expressly contemplated or permitted by this Agreement or (D) as set forth in Section 6.1 of the Company Disclosure Schedule, from and after the date of this Agreement, neither the Company nor its Subsidiaries will:
               (a) except for Shares to be issued or delivered pursuant to the exercise of Company Options or Warrants outstanding on the date hereof or the issuance of the shares of capital stock of any Subsidiary to the Company, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrance of (i) any shares of its capital stock of any class or any other ownership interest, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock or any other ownership interest, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other ownership interest or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or any other ownership interest (including “phantom” rights and stock appreciation rights), or (ii) any other securities of the Company and its Subsidiaries in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;
               (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Shares, Company Options, Warrants or other securities of the Company or any of its Subsidiaries; provided, however, that the Company may (i) withhold Shares to satisfy Tax obligations with respect to Company Options, Restricted Stock Awards and Company RSUs granted prior to the date hereof pursuant to the Equity Plans and (ii) acquire Shares in connection with the surrender of

Shares by holders of Company Options or Warrants in order to pay the exercise price of the Company Options or Warrants;
               (c) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend in respect of any Shares or otherwise make any payments or distributions to stockholders of the Company or of any Subsidiary of the Company that is not wholly owned (directly or indirectly) by Company in their capacity as such;
               (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;
               (e) acquire (x) by purchase, merger or otherwise, any business or equity interest of any Person or (y) any asset or assets that, individually, has a purchase price in excess of $100,000 or, in the aggregate, have a purchase price in excess of $250,000, except for purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;
               (f) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or dispose of any of its properties or other assets or any interests therein, except for sales of inventory and used equipment in the ordinary course of business consistent with past practice;
               (g) incur any indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company and its wholly owned Subsidiaries, and other than to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice;
               (h) except as may be contemplated by Section 6.5(c) of this Agreement, except as required by Law or except as required by a Benefit Plan in accordance with its terms as of the date of this Agreement, (i) grant to any Participant any right to severance, retention, change in control or termination compensation or benefits, or increase any Participant’s rights thereto, (ii) grant any Participant any increase in compensation, bonus, fringe or other benefits (except that, if the Closing shall not have occurred prior to February 1, 2009, the Company may make normal increases in cash compensation for employees and consultants who are not Specified Participants), (iii) pay or provide any compensation or benefit to any Participant that is not required under a Benefit Plan (other than the payment of normal cash wages or salaries in the ordinary course of business consistent with past practice) or (iv) enter into, adopt, amend or terminate any collective bargaining agreement or Benefit Plan;
               (i) except as required by any Benefit Plan in accordance with its terms as of the date of this Agreement, take any action to fund or in any other way secure the payment of compensation and benefits under any Benefit Plan, take any action to accelerate the vesting or payment of any compensation or benefits under any Benefit Plan or materially change any assumption used to calculate funding obligations with respect to any Benefit Plan or change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined;
               (j) change any of the accounting methods used by the Company or its Subsidiaries unless required by GAAP or applicable Law;
               (k) amend the Company’s certificate of incorporation or the Company’s bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries, except as may be required by applicable Law and except for immaterial amendments under the charter or organizational documents of any Subsidiary of the Company;
               (l) make any new capital expenditure or other expenditures (including in respect of research and development), other than those which, individually, are less than or equal to $100,000 or, in the aggregate, are less than or equal to $250,000;
               (m) except as required by applicable Law, (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reserved against in the most recent financial statements of the Company included in the Filed SEC Reports (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any indebtedness, (iii) waive or assign any claims or rights of substantial value, (iv) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar contract to which the Company or any of its Subsidiaries is a party or (v) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar contract to which the Company or any of its Subsidiaries is a party;

               (n) other than in the ordinary course of business consistent with past practice, (i) enter into any contracts relating to research, clinical trial, development, sale, supply, marketing or manufacturing by third parties of products (including products under development) of the Company or any of its Subsidiaries or products (including products under development) licensed by the Company or any of its Subsidiaries, (ii) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) or (iii) file any new application for OCS grants or agree to accept any OCS grants deriving from an existing OCS program or file any amendment or agree to amend the terms of any existing OCS program;
               (o) enter into, modify, amend or terminate any contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (i) adversely affect the Company and its Subsidiaries in any material respect, (ii) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement;
               (p) (i) make or change any material Tax election, (ii) change any Tax accounting period or method, (iii) file any amended Tax Return, (iv) enter into any closing agreement with respect to Taxes, (v) settle any Tax claim or assessment, (vi) surrender any right to claim a material refund of Taxes, (vii) consent to any extension or waiver of the limitations period for the assessment of Taxes, (viii) file any new application for an “Approved Enterprise” status or file any amendment or agree to amend the terms of any existing “Approved Enterprise” status, (ix) make or change any Tax election to treat the Company or any of its Subsidiaries as other than a corporation as defined in Treasury Regulations 301.7701-2 and 301.7701-3 (or any similar definition in any applicable foreign Law), or (x)  take any other action outside the ordinary course of business if taking such action would materially affect the Tax of either the Company or any of its Subsidiaries after the Closing Date;
               (q) sell, transfer or license to any person or adversely amend or modify any rights (i) to any Company Intellectual Property Rights or (ii) to distribute, license or co-promote any product of the Company or any of its Subsidiaries (including products under development and products licensed by the Company or any of its Subsidiaries); or
               (r) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
          Section 6.2 Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becoming untrue or (ii) the failure of it (and, in the case of Parent, of Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, of Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party (and, in the case of Parent, by Sub) with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby, other than the portions of such filings that include confidential information not directly related to the transactions contemplated by this Agreement.
          Section 6.3 Access to Information. The Company shall afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (the foregoing, with respect to any Person, its “Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, personnel, books and records of the Company and its Subsidiaries and, during such period, shall furnish promptly to Parent’s Representatives all information concerning the business, properties (including Phase I environmental assessments) and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company to disclose any information to Parent or Sub if such disclosure, in the reasonable judgment of the Company, would (i) violate applicable Law or the provisions of any agreement to which the Company is a party or (ii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.3 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any intrusive or subsurface Phase II environmental assessments or sampling at any of the properties owned, operated or leased by the Company or any of its Subsidiaries. The Nondisclosure Agreement shall apply with respect to information furnished by the Company and the Company’s officers, employees and other Representatives hereunder.
          Section 6.4 Acquisition Proposals.
               (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company will not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective officers, directors, employees and other Representatives to, (i) initiate, solicit or take any action to facilitate, directly or indirectly, any inquiries regarding or the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any Person relating to an Acquisition Proposal.

               (b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Acceptance Date, in the event that the Company receives an unsolicited written Acquisition Proposal after the date hereof that did not result from a breach of this Section 6.4, the Company and its Board of Directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information and access to, any Person making such Acquisition Proposal and its Representatives or potential sources of financing if (i) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Person is reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal and (ii) the Company’s Board of Directors determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law; provided that all such information so furnished has been previously provided to Parent or is provided to Parent substantially concurrent with it being so furnished to such Person or its Representatives. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.
               (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent or Sub), or publicly propose to withdraw (or so modify) the recommendation by the Board of Directors of the Company and any committee thereof of the Offer, the Merger or this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change in Recommendation”) or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a customary confidentiality agreement) (any such agreement, an “Acquisition Agreement”). Notwithstanding anything in this Agreement to the contrary, at any time prior to the Acceptance Date, the Board of Directors of the Company may (i) make a Change in Recommendation if the Board of Directors of the Company determines in good faith (after consultation with its counsel and financial advisor) that the failure to take such action would be inconsistent with the directors’ fiduciary duties to the stockholders of the Company under applicable Law and (ii) terminate this Agreement to accept a Superior Proposal that was not solicited after the date hereof and did not otherwise result from a breach of this Section 6.4; provided, however, that (1) no Change in Recommendation may be made and (2) no termination of this Agreement pursuant to this Section 6.4(c) may be made, in each case until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to make a Change in Recommendation (a “Notice of Adverse Recommendation”) or terminate this Agreement pursuant to this Section 6.4(c) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, if the basis of the proposed action by the Company’s Board of Directors is a Superior Proposal, the terms and conditions of any such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation or Notice of Superior Proposal and a new five (5) Business Day period). In determining whether to make a Change in Recommendation, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation, a Notice of Superior Proposal or otherwise.
               (d) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. The Company shall (i) keep Parent fully informed of the status and material details (including any change to the terms thereof) of any such Acquisition Proposal and any discussions and negotiations concerning the material terms and conditions thereof and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all draft agreements and any comments thereon) relating to any such Acquisition Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making an Acquisition Proposal (or its Representatives), on the other hand.
          Section 6.5 Employee Benefits.
               (a) For a period of one (1) year following the Effective Time, Parent shall, subject to any requirements imposed by local Law, cause to be provided to employees of the Company and its Subsidiaries who are primarily employed in the United States (the “US Employees”) who remain in the employment of the Surviving Corporation base salary or hourly wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such US Employees immediately prior to the Effective Time. Parent shall cause the Surviving Corporation to recognize the service of each US Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of vesting under Parent’s 401(k) retirement plan, (iii) for purposes of eligibility for vacation under Parent’s vacation program, (iv) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that Parent makes such plan or program available to such US Employee and not in any case where credit would result in duplication of benefits), but not for purposes of any other employee benefit plan of Parent. Each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which US Employees participate (the “Parent Plans”) shall waive pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. US Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. Parent shall cause to be provided to employees of the Company and its Subsidiaries who are primarily employed in Israel (the “Israeli Employees” and, together with the US Employees, the “Employees”) any terms and conditions of employment (including plans, programs and social insurance contributions or arrangements) to the extent required by Israeli Law in order for Parent, the Surviving Corporation and their Subsidiaries to avoid any liability that would otherwise result from a failure to comply with relevant Israeli Law and honor all Benefit Plans and Specified Benefit Agreements in which (or to which) such Israeli Employees are a participant or a party in accordance with their terms.
               (b) Parent shall, or shall cause the Surviving Corporation to, honor the terms of all Benefit Plans set forth in Section 6.5(b) of the Company Disclosure Schedule. Notwithstanding the foregoing, no provision of this Agreement shall (i) create any right in any Employee to continued employment by Parent, the Company, the Surviving Corporation or any respective subsidiary thereof, or preclude the ability of Parent, the Company, the Surviving Corporation or any respective subsidiary thereof, to terminate the employment of any employee for any reason or (ii) require Parent, the Company, the Surviving Corporation, or any respective subsidiary thereof, to continue any Benefit Plan or prevent the amendment, modification, or termination thereof after the Closing Date.
               (c) Parent agrees that the Company shall be permitted to pay (in accordance with Section 6.5(c) of the Company Disclosure Schedule), immediately prior to the Effective Time (to the extent not theretofore paid), 2008 incentive compensation to Employees who participate in the Company’s annual incentive plans for fiscal year 2008. Such payments shall be made in accordance with the Company’s annual incentive plans for fiscal year 2008 and all determinations relating thereto shall be consistent with the incentive compensation paid to Employees for fiscal year 2007. Section 6.5(c) of the Company Disclosure Schedule sets forth the actual bonuses to be paid to Employees under the Company’s annual incentive plans for fiscal year 2008.
               (d) This Section 6.5 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, arrangement or policy of Parent, the Company, the Surviving Corporation or any respective subsidiary thereof.

          Section 6.6 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s Board of Directors has effected any Change in Recommendation or shall have resolved to do so.
          Section 6.7 Directors’ and Officers’ Insurance and Indemnification.
               (a) From and after the Effective Time, Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or any of its Subsidiaries (“Indemnified Parties”) as provided in the Company’s certificate of incorporation, bylaws or any indemnification agreement between an Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or as amended or entered into prior to the Closing with the consent of Parent), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement of expenses and limitation of director liability set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties.
               (b) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six (6) years from the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore made available to Parent) (collectively, the “Insured Parties”) on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that in satisfying its obligations under this Section 6.7(b), Parent shall not be obligated to pay more than $1,040,000 in the aggregate to obtain such policy. It is understood and agreed that in the event such a policy cannot be obtained for $1,040,000 or less in the aggregate, Parent shall be obligated to obtain as much coverage for not less than six (6) years from the Effective Time as may be obtained for such $1,040,000 aggregate amount.
               (c) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.7.
               (d) This Section 6.7 is intended to benefit the Insured Parties and the Indemnified Parties and their successors, heirs or representatives, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.7 and the certificate of incorporation and bylaws of the Surviving Corporation.
               (e) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.7.
          Section 6.8 Company Special Meeting; Proxy Statement. If required by applicable Law to consummate the Merger, the Company shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following Sub’s acceptance of and payment for Shares pursuant to the Offer, for the purpose of considering adopting this Agreement. In connection with the Company Special Meeting, as soon as practicable following Sub’s acceptance of and payment for Shares pursuant to the Offer, the Company shall prepare with Parent and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the stockholders of the Company pursuant to the DGCL and any other applicable Laws. Parent and Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares to the extent required by applicable Laws. The Company agrees to provide Parent and its counsel any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments or communications. Parent and its counsel shall be given a reasonable opportunity to review any responses to such comments or communications, and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel.
          Section 6.9 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall (and the Company shall cause its Subsidiaries to) each use their reasonable efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company or Parent or any of its Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement, the Offer and the Merger required under (A) any applicable federal or state securities Laws, (B) the Israeli Anti-Trust Law and any other applicable antitrust laws, (C) the Law for the Encouragement of Capital Investment, 5719-1959, and the regulations and approvals promulgated thereunder, (D) the Encouragement of Industrial Research and Development Law, 5744-1984, and the regulations and grant approvals promulgated thereunder by the OCS and (E) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party and including the timing of the initial filings, which will be made as promptly as practicable after the date of this Agreement; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material written communication delivered to any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto; (vii) obtain all necessary consents, approvals or waivers from third parties; provided that none of the Company, Parent or Sub shall be required to make any payment to any such third parties or concede anything of value to obtain such consents; (viii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the transactions contemplated hereby, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (ix) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries. No parties to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. The Company and its Board of Directors shall (1) use their reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement, use their reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement. Parent consents to the delivery by the Company to the OCS of Parent’s executed undertaking in the form attached as Exhibit C to this Agreement if required by applicable Law.
          Section 6.10 Sub and Surviving Corporation. Parent will take all actions necessary to (a) cause Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement, (b) cause Sub to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness, other than acquiring Shares pursuant to the Offer.
          Section 6.11 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
          Section 6.12 Israeli Tax Ruling. The Company may instruct its Israeli counsel, advisors and accountants to prepare and file with the Israeli Income Tax Commissioner an application for a ruling that confirms that the payment of the consideration pursuant to this Agreement in exchange for Restricted Stock Awards, Company RSUs and/or Company Options held in trust at the Effective Time under the Israeli Equity Plan will not result in an immediate taxable event for the Person entitled to such Restricted Stock Awards, Company RSUs and/or Company Options if such consideration is paid directly to the Trustee and until such time as such consideration is subsequently paid by the Trustee to the Person entitled thereto, whether at the end of the statutory holding period or otherwise, in accordance with the terms of such ruling (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Tax Ruling”). Each of the Company and the Parent shall cause their respective Israeli counsel, advisors and accountants to coordinate all activities and to cooperate with each other, with respect to the Company’s preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Ruling.

          Section 6.13 Certain Tax Matters. (i) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (a) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with past practice, (b) pay all Taxes due and payable in respect of such Tax Returns, (c) accrue a reserve in the books and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Tax Return is due prior to the Closing Date and (d) promptly notify Parent of any suit, claim, action, investigation, proceeding, or audit (collectively, “Actions”) that is or becomes pending against or with respect to the Company or any of its Subsidiaries and not settle or compromise any such Action without Parent’s consent (which will not be unreasonably withheld).
          (ii) The Company shall deliver to Parent at or prior to the Closing a properly executed statement in the form attached as Exhibit D to this Agreement for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3).
          Section 6.14 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent.
          Section 6.15 Rule 14(d)-10(d) Matters. Prior to the Initial Expiration Time, if applicable, the Company (acting through its Board of Directors and the Compensation Committee thereof) shall take all such steps as may be required to cause to be exempt under Rule 14(d)-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been or will be entered into by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule. Promptly upon Parent or any of its Affiliates entering into any such arrangement with any current or future director, officer or employee of the Company and its Affiliates, Parent will provide to the Company any and all information concerning such arrangements as may be needed by the Company to comply with this Section 6.15.
          Section 6.16 Certain Other Actions. The Company shall, using the applicable degree of efforts specified in Section 6.16 of the Company Disclosure Schedule, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to accomplish the items set forth in Section 6.16 of the Company Disclosure Schedule as promptly as practicable after the date hereof (and in any event prior to the Acceptance Date).

ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:
               (a) The Company Stockholder Approval shall have been obtained, if and to the extent required under applicable Law; provided that Parent and Sub shall, and shall cause any other Parent Company to, vote all Shares held by them in favor of the adoption of this Agreement;
               (b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued a final, non-appealable order, decree or ruling or taken any other action which is then in effect which has the effect of enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; provided, however, that the parties hereto shall have used reasonable efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof; and
               (c) Sub shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.
          Section 7.2 Frustration of Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1 or in Annex A to be satisfied if such failure was caused by such party’s failure to act in good faith or use its reasonable efforts to consummate the Offer and the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.9.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger contemplated herein may be abandoned as follows:
               (a) at any time, by the mutual written agreement of the Company and Parent;

               (b) by either the Company or Parent:
               (i) if the Offer has not been consummated on or prior to May 22, 2009 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of, or resulted in, the failure of the Offer to be consummated on or prior to such date;
               (ii) prior to the Acceptance Time, if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger substantially as contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, the party seeking to terminate this Agreement under this Section 8.1(b)(ii) shall have used reasonable efforts to cause any such order, decree, ruling or action to be vacated or lifted or to ameliorate the effects thereof; or
               (iii) (A) if the Offer shall have expired or terminated in accordance with its terms without any Shares being purchased therein or (B) if Sub shall have failed to commence the Offer by the date that is the fifth (5th) Business Day from and including the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company or Parent if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any Shares to be purchased in the Offer or the failure to commence the Offer by such date, as the case may be;
               (c) by the Company prior to the Acceptance Time:
               (i) upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue in any material respect; provided that if such breach is curable by Parent and Sub within thirty (30) days through the exercise of their reasonable efforts during such thirty (30) day period and Parent and Sub continue to exercise such reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i) unless such breach is not cured within such thirty (30) day period; provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
               (ii) in accordance with the terms and subject to the conditions of Section 6.4(c); or
               (d) by Parent prior to the Acceptance Time:
               (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in any case such that the conditions set forth in clauses (v)(b) or (v)(c) of Annex A would not be satisfied; provided that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable efforts during such thirty (30) day period and the Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i) unless such breach is not cured within such thirty (30) day period; provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it or Sub has failed to perform in any material respect any of their obligations under or in connection with this Agreement; or
               (ii) in the event that the Board of Directors of the Company (A) shall have effected a Change in Recommendation or (B) fails publicly to reaffirm its recommendation of this Agreement and the transactions contemplated hereby (x) within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following an Acquisition Proposal or (y) if the Termination Date is less than ten (10) Business Days (but more than four (4) Business Days) from the receipt of such a request by Parent following an Acquisition Proposal, by the close of business on the Business Day immediately preceding the Termination Date.
          Section 8.2 Effect of Termination.
               (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, stockholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, ARTICLE IX and the last two sentences of Section 6.3 and provided that, notwithstanding anything to the contrary contained in this Agreement, the Nondisclosure Agreement shall survive any such termination in accordance with its terms. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any statement, act or failure to act that is intended to be a misrepresentation or breach by such party of any representation, covenant or agreement herein (including failure to consummate the Offer in accordance with its terms) or in the Nondisclosure Agreement.
               (b) If (i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) or (ii) (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to such termination an Acquisition Proposal (or the intention by any Person to make an Acquisition Proposal) and (C) within twelve (12) months after such termination, the Company enters into a definitive agreement with respect to (or consummates) a transaction contemplated by any Acquisition Proposal, then, in either case, the Company shall pay to Parent a termination fee of $13,150,000.00 in cash, (x) concurrently with any termination of this Agreement (in the case of a payment required by clause (i) above) or (y) on the date of the first to occur of the events referred to in clause (ii)(C) (in the case of a payment required by clause (ii) above). For purposes of clause (ii)(C) of the immediately preceding sentence, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1 except that the references to “15%” therein shall be deemed to be references to “40%”. Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) (X) on more than one occasion or (Y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(b)(ii) or Section 8.1(c)(i). Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby. Notwithstanding anything else herein to the contrary, the payment contemplated by this Section 8.2(b) shall be made by wire transfer of immediately-available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Amendment and Modification. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

          Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties of the Company in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the acceptance for payment of the Shares by Sub pursuant to the Offer. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Acceptance Date.
          Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
(a) if to Parent or Sub, to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Facsimile: (732) 524-2788
Attention: Office of the General Counsel
with a copy to:
Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, New York 10019
Telephone: (212) 474-1964
Facsimile: (212) 474-1000
Attention: Robert I. Townsend III, Esq.
if to the Company, to:
Omrix Biopharmaceuticals, Inc.
1120 Avenue of the Americas, Fourth Floor
New York, New York 10036
Telephone: (212) 887-6509
Facsimile: (212) 887-6550
Attention: Nanci Prado, Esq.
with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735 3000
Facsimile: (212) 735-2000
Attention: David Fox and Randall H. Doud
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
          Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Disclosure of any fact, circumstance or information in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such fact, circumstance or information with respect to any representation or warranty in any section of ARTICLE IV calling for disclosure of such fact, circumstance or information if it is reasonably apparent from the face of such disclosure that such disclosure relates to one or more or all of such representations or warranties. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
          Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein) and the Nondisclosure Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided, however, that it is specifically intended that (A) the Insured Parties and the Indemnified Parties (with respect to Section 6.7 from and after the Effective Time) and (B) the Company’s stockholders and holders of Company Options and Restricted Stock Awards (with respect to their rights to receive any Merger Consideration or Option Consideration after the Effective Time) are third-party beneficiaries.
          Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          Section 9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
          Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware and (d) each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware and any Federal court sitting in the State of Delaware. Each of Parent, Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
          Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 hereof in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

          Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.
          Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent or Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
          Section 9.13 Expenses. All costs and expenses incurred in connection with the transactions contemplated hereby, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated. Other than Taxes imposed upon a holder of Shares or Company Options, the Company shall pay all Taxes incident to preparing for, entering into and carrying out this Agreement (including (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, gains, real property transfer and other or similar Taxes or fees), provided, however, that Parent shall pay any real property transfer Taxes imposed on the holders of Shares which result from the transactions contemplated herein. For the avoidance of doubt, neither Parent, Sub, nor the Company shall be responsible for the payment of income Taxes imposed upon a holder of Shares which result from the transactions contemplated herein.
          Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party expressly granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

[Signature page follows.]

          IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

OMRIX BIOPHARMACEUTICALS, INC.
By:	/s/ R. Taub
	Name:	R. Taub
	Title:	C.E.O

JOHNSON & JOHNSON
By:	/s/ John A. Papa
	Name:	John A. Papa
	Title:	Treasurer

BINDER MERGER SUB, INC.
By:	/s/ James J. Bergin
	Name:	James J. Bergin
	Title:	Vice President

ANNEX A
CONDITIONS TO THE OFFER
          Notwithstanding any other provisions of the Offer (such term, and all other capitalized terms used herein, shall have the meanings ascribed to them in the Agreement and Plan of Merger to which this Annex A is attached) or the Agreement, Sub shall not be required to accept for payment, purchase or pay for any Shares tendered pursuant to the Offer and, subject to any applicable rules and regulations of the SEC, may postpone the acceptance for payment of, and the purchase and payment for, any Shares tendered pursuant to the Offer if (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with Section 2.1 of the Agreement) a number of Shares which, together with any other Shares beneficially owned by the Parent Companies, constitute less than a majority of the Shares outstanding on a fully-diluted basis on the date of purchase, (ii) the approval under the Israeli Anti-Trust Law for the purchase of Shares pursuant to the Offer and for the consummation of the Merger has not been received and the applicable waiting period (including any extension thereof, by Law, the consent of the parties or otherwise) shall not have expired or terminated prior to the expiration of the Offer (as it may be extended in accordance with Section 2.1 of the Agreement), (iii) the approval of the Investment Center under the Law for the Encouragement of Capital Investment for the purchase of Shares pursuant to the Offer and for the consummation of the Merger has not been received, (iv) if required by applicable Law, the approval of the OCS for the purchase of Shares pursuant to the Offer and for the consummation of the Merger has not been received or (v) at any time on or after the date of the Agreement and prior to the acceptance for payment of Shares pursuant to the Offer, any of the following events shall have occurred and be continuing:
          (a) (1) a Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Offer or the Merger on the terms contemplated by the Agreement or (2) there shall be pending or threatened any suit, proceeding, investigation or other action by any Governmental Entity seeking to enjoin or otherwise prohibit consummation of the Offer or the Merger on the terms contemplated by the Agreement; provided, however, that, in the case of clause (1) and (2), Parent and Sub shall have used reasonable efforts to cause any such order, decree, ruling, suit, proceeding, investigation or action to be vacated or lifted or to ameliorate the effects thereof; provided further that, in the case of clause (1) and (2), if any such order, decree, ruling, suit, proceeding, investigation or action is temporary or preliminary in nature Parent and Sub may not, during the pendency thereof and by virtue of this condition alone, amend or terminate the Offer (but Parent and Sub may only extend the Offer and thereby postpone acceptance for payment and purchase of the Shares);
          (b) any representation or warranty of the Company contained in the Agreement that is qualified as to “materiality” or Company Material Adverse Effect shall not be true and correct (or any such representation or warranty that is not so qualified shall not be true

1

and correct in any material respect) in each case as of the date of the Agreement and as of the Acceptance Date, other than any such representation or warranty that addresses matters only as of a particular date or only with respect to a specific period of time which representations and warranties need only be true and correct as of such date or with respect to such period;
          (c) the Company shall not have performed in all material respects all its obligations under the Agreement to be performed by it on or prior to the date of consummation of the Offer; or
          (d) the Agreement shall have been terminated in accordance with its terms.
          The foregoing conditions shall be in addition to, and not in limitation of, the rights of Parent and Sub to extend, terminate and/or modify the Offer as and to the extent permitted by the Agreement.

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